Exhibit 99.1

A123 SYSTEMS REACHES AGREEMENT TO SELL

AUTOMOTIVE BUSINESS ASSETS TO JOHNSON CONTROLS

A123 and its U.S. Subsidiaries File Voluntary Chapter 11 Petitions

To Facilitate Transaction Process

Johnson Controls to Provide $72.5 Million in DIP Financing

To Support A123’s Continued Operations

A123 Actively Pursuing Strategic Alternatives for Grid, Commercial, Government and other Businesses and Operations

WALTHAM, Mass., October 16, 2012 — A123 Systems, Inc. (Nasdaq: AONE) (“A123” or “the Company”), a developer and manufacturer of advanced Nanophosphate® lithium iron phosphate batteries and systems, today announced that it has entered into an asset purchase agreement with Johnson Controls, Inc. (NYSE: JCI) in a transaction valued at $125 million. Under the terms of the agreement, Johnson Controls plans to acquire A123’s automotive business assets, including all of its automotive technology, products and customer contracts; its facilities in Livonia and Romulus, Michigan; its cathode powder manufacturing facilities in China, and A123’s equity interest in Shanghai Advanced Traction Battery Systems Co., A123’s joint venture with Shanghai Automotive. The asset purchase agreement also includes provisions through which Johnson Controls intends to license back to A123 certain technology for its grid, commercial and government businesses. A123 also continues to engage in active discussions regarding strategic alternatives for its grid, commercial, government and other operations, and has received several indications of interest for these businesses.

To facilitate the transaction process, A123 and all of its U.S. subsidiaries today filed voluntary petitions for reorganization under Chapter 11 of the U.S. Bankruptcy Code in the U.S. Bankruptcy Court for the District of Delaware. The Company’s subsidiaries located outside the U.S. were not included in the filings. This action is expected to allow the Company to provide for an orderly sale of the automotive business assets and all other assets and business units under Section 363 of the Bankruptcy Code and enable the Company to maximize the value of its assets for its stakeholders in a controlled, court-supervised environment.

In conjunction with the proposed transaction, A123 has received a commitment from Johnson Controls for $72.5 million in “debtor in possession” financing to support the Company’s continued operations during the pendency of the sale process. The Company has filed a number of customary motions seeking court authorization to continue to support its business operations during the transaction process, including the continued payment of employee wages, salaries and health benefits without interruption.

“We believe the asset purchase agreement with Johnson Controls, coupled with a Chapter 11 filing, is in the best interests of A123 and its stakeholders at this time,” said David Vieau, Chief Executive Officer of A123. “We determined not to move forward with the previously announced Wanxiang agreement as a result of unanticipated and significant challenges to its completion. Since disclosing the Wanxiang agreement, we have simultaneously been evaluating contingencies, and we are pleased that Johnson Controls recognizes the inherent value of our automotive technology and automotive business assets. We are also pleased that we have received indications of interest that recognize the value of our grid and commercial businesses. We are encouraged by the significant interest we have received, as multiple parties have submitted proposals for these businesses. As we move through this transaction process, we expect to continue operating and working with customers and suppliers.”

“Our interest in A123 Systems is consistent with our long-term growth strategies and overall commitment to the development of the advanced battery industry,” said Alex Molinaroli, president, Johnson Controls Power Solutions. “Requirements for more energy efficient vehicles continue to increase, which is driving automotive manufacturers to pursue new technologies across a broad spectrum of powertrains and associated energy storage solutions.  We believe that A123’s automotive capabilities are a good complement to our existing portfolio and will further advance Johnson Controls’ position as a market leader in this industry.”

The transaction with Johnson Controls is being completed pursuant to Section 363 of the U.S. Bankruptcy Code and is subject to, among other things, higher or otherwise better offers to purchase any or substantially all assets of the Company, Court approval, antitrust approval, any other such approvals as may be required by law, and other customary conditions. Given these conditions, there can be no assurance that the proposed transaction will be consummated.

Additional information is available on A123’s website at www.a123systems.com or by calling A123’s Restructuring Hotline, toll-free in the U.S., at 1-800-224-7654. For calls originating outside the U.S., please dial +1 973-509-3190. Court documents and additional information can be found at a dedicated website administrated by the Company’s Claims Agent, Logan & Company: www.loganandco.com.

Latham & Watkins LLP and Richards, Layton & Finger are serving as legal advisors, Lazard is serving as financial advisor, and Alvarez & Marsal is serving as restructuring advisor to A123.

About A123 Systems

A123 Systems, Inc. (Nasdaq: AONE) is a leading developer and manufacturer of advanced lithium-ion batteries and energy storage systems for transportation, electric grid and commercial applications. The company’s proprietary Nanophosphate® lithium iron phosphate technology is built on novel nanoscale materials initially developed at the Massachusetts Institute of Technology and is designed to deliver high power and energy density, increased safety and extended life. A123 leverages breakthrough technology, high-quality manufacturing and expert systems integration capabilities to deliver innovative solutions that enable customers to bring next-generation products to market. For additional information please visit www.a123systems.com.

Safe Harbor Disclosure

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended that are subject to risks, uncertainties and other important factors, including statements with respect to the expected benefits of A123’s proposed asset sale and financing transactions with Johnson Controls, the potential of the transactions and Chapter 11 filing to create value for A123 and its stakeholders, the satisfaction of conditions to closing of the transactions, the anticipated growth of the market for energy efficient vehicles, the expectation that a Chapter 11 filing will enable A123 to sell its automotive and other assets in an orderly manner and maximize value to its stakeholders, and the necessity of bankruptcy court and other approvals, including antitrust and other regulatory approvals, to conduct and complete the transactions and other potential asset sales. Among the factors that could cause actual results to differ materially from those indicated by such forward-looking statements are: failure to obtain required bankruptcy court and other approvals, failure to satisfy the conditions to closing of the transactions, delays in the development of A123’s products, adverse economic conditions in general and adverse economic conditions specifically affecting the markets in which A123 and Johnson Controls operate, and other risks detailed in A123 Systems’ quarterly report on Form 10-Q for the quarter ended June 30, 2012 and other publicly available filings with the Securities and Exchange Commission. All forward-looking statements reflect A123’s expectations only as of the date of this release and should not be relied upon as reflecting A123’s views, expectations or beliefs at any date subsequent to the date of this release.

Media Contact:

Dan Borgasano

617-972-3471

dborgasano@a123systems.com